 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2016

SPX FLOW, INC.
(Exact Name of Registrant as specified in Charter)

Delaware	1-37393	47-3110748
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

13320 Ballantyne Corporate Place
Charlotte, North Carolina 28277
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (704) 752-4400

NOT APPLICABLE
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.
On August 3, 2016, SPX FLOW, Inc. (the “Company”) issued the press release attached as Exhibit 99.1 hereto and incorporated herein by reference.
The press release incorporated by reference into this Item 2.02 contains disclosure regarding organic revenue decline, defined as revenue decline excluding the effects of foreign currency fluctuations. The Company’s management believes that this metric is a useful financial measure for investors in evaluating its operating performance because excluding the effect of currency fluctuations, when read in conjunction with the Company’s revenues, presents a useful tool to evaluate the Company’s ongoing operations and provides investors with a tool they can use to evaluate the Company’s management of assets held from period to period.  In addition, organic revenue growth (decline) is one of the factors the Company’s management uses in internal evaluations of the overall performance of its business.
The Company has announced a realignment, pursuant to which it expects to incur costs of approximately $120 million in 2016 and 2017 toward restructuring actions ("special charges, net"). Additionally, the Company recognized an impairment of goodwill and intangible assets associated with its Power and Energy reportable segment of $426.4 during the three and six months ended July 2, 2016. Further, the Company expects to repurchase and/or redeem and retire the $600.0 million outstanding aggregate principal amount of its 6.875% senior notes due 2017 pursuant to its previously announced tender offer, including early extinguishment prepayment premiums, which are expected to result in a charge to earnings in the third quarter of 2016. To aid investors who seek comparability period-to-period, the Company, in the press release incorporated by reference into this Item 2.02, adjusted certain metrics to exclude these and certain other charges (benefits). These metrics include disclosure of:

(i)	adjusted operating income, which is defined as operating income (loss) excluding the impairment of goodwill and intangible assets and special charges, net;

(ii)	EBITDA, which is defined as net loss excluding income tax benefit, interest expense and depreciation and amortization;

(iii)	adjusted EBITDA, which is defined as EBITDA excluding the impairment of goodwill and intangible assets, special charges, net, and charges related to early extinguishment of debt, and

(iv)
adjusted diluted earnings per share (“EPS”), which is defined as diluted earnings (loss) per share excluding the dilutive EPS effects of the impairment of goodwill and intangible assets, special charges, net, and charges related to early extinguishment of debt (all net of tax), as well as the tax benefit from a manufacturing expansion in Poland.

The Company views each of the above measures, when read in conjunction with their comparable GAAP number or amount, as giving investors useful tools to assess the health and prospects of the Company. Additionally, the Company’s management uses these adjusted metrics as measures of the Company’s performance.
The press release also contains disclosure regarding free cash flow from (used in) operations, defined as net cash from (used in) operations excluding capital expenditures. In addition, the press release contains disclosure regarding adjusted free cash flow from (used in) operations, defined as free cash flow from (used in) operations, adjusted to exclude cash spending on restructuring actions, capital expenditures related to expansion of a manufacturing facility, pension payments to retirees, net of tax, and cash payments related to the early extinguishment of debt. The Company’s management believes that free and adjusted free cash flow from (used in) operations are useful financial measures for investors in evaluating the cash flow performance of multi-industrial companies, since the measures provide insight into the cash flow available to fund such things as equity repurchases, dividends, mandatory and discretionary debt reduction and acquisitions or other strategic investments. In addition, although the use of free and adjusted free cash flow from (used in) operations is limited by the fact that these measures can exclude certain cash items within management’s discretion, free and adjusted free cash flow from (used in) operations are factors used by the Company’s management in internal evaluations of the overall performance of its business.
None of the non-GAAP measures described above is a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”), and should not be considered a substitute for, and should be used in combination with, the GAAP number to which it is reconciled. Non-GAAP measures used by the Company may not be comparable to similarly titled measures reported by other companies.
Refer to the tables included in the press release for the components of each of the Company’s non-GAAP numbers referred to above, and for the reconciliations of these numbers or amounts to their respective comparable GAAP measures.
The information in this Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibit
Number	Description

99.1	Press Release issued August 3, 2016, furnished solely pursuant to Item 2.02 of Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX FLOW, Inc.

Date: August 3, 2016	By:	/s/ Jeremy W. Smeltser
Jeremy W. Smeltser
Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release issued August 3, 2016, furnished solely pursuant to Item 2.02 of Form 8-K.